EXHIBIT 10.31

COMVERGE, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 18th day of February, 2010, by and between R. Blake Young, an individual (“Executive”), and Comverge, Inc., a Delaware corporation (the “Company”).   The Executive and Company are collectively referred to as “Parties” and individually as “Party”.

WHEREAS, the Company has wishes to employ Executive to provide personal services to the Company and wishes to provide Executive with certain compensation and benefits in return for such services;

WHEREAS, the Company has retained Executive in the past to serve as an independent director to the Board, and the Company and Executive desire for the Executive to remain as a “non-independent” director on the board, pursuant to the this Agreement, and to assume the position and duties as provided herein; and

WHEREAS, Executive wishes to be employed by the Company, and to provide personal services to the Company in return for certain compensation and benefits.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Executive and the Company hereby agree as follows:

SECTION 1.	EMPLOYMENT BY THE COMPANY.

1.1 Employment Agreement.  Executive’s relationship with the Company has been solely as an independent director of the board.  Upon the date of execution of this Agreement and conditioned upon the written consent of the Board of Directors (the “Employment Date”), Executive’s continued employment with the Company shall be pursuant to the terms stated herein.
1.2 Position and Duties.  Executive shall serve in the position of President and Chief Executive Officer (collectively “President & CEO”), with such powers, duties, and/or responsibilities as are assigned to Executive by the Company’s Board of Directors or their delegate.  Executive will devote his best efforts, time, and attention exclusively to the business of the Company, and shall faithfully and efficiently discharge all duties and responsibilities assigned to him hereunder.  Executive shall comply with all Company policies, procedures and practices as may now exist or which from time to time be implemented. In order to fulfill the duties as described in this Section 1.2, Executive shall cease performing any business activities through or for any business entity other than the Company, including but not limited to any consulting activities in which Executive engaged prior to his execution of this Agreement.
1.3 Location.  Executive’s primary office location shall be Atlanta, Georgia, where for the first nine months the Executive may live in Houston, Texas and commute to Atlanta, Georgia, with the understanding that the Executive shall permanently relocate within next nine months of his start date to Atlanta, Georgia.  Executive acknowledges that the Company’s business extends across the entire United States and elsewhere and that, from time to time, however, Executive’s duties may require him to travel and to work at other locations, including but not limited to other Company office locations.

1.4 Term.  The term of Executive’s employment hereunder shall commence as of the Employment Date and shall continue through February 18, 2013 unless earlier terminated pursuant to the provisions of this Agreement.  The Board may elect to extend this Agreement by providing ninety (90) days advanced written notice prior to any then-scheduled expiration.

SECTION 2.	COMPENSATION, BENEFITS AND OWNERSHIP.

2.1 Compensation.  Executive shall be paid a salary, and shall be eligible to receive incentive compensation, as described in Exhibit A attached hereto.  All compensation payable pursuant to any plan or program described in Exhibit A shall be governed by and subject to the applicable plan or program documents, which may from time to time be amended, modified or terminated on such terms and in such manner as is permitted in respect of the applicable plan or program.  The Parties understand that, with the exception of the Company’s withholding and payroll tax obligations, the Executive is responsible for all income tax obligations and that there are no additional payments to be made by the Company to the Executive for such obligations.

2.2 Company Benefits.  Subject to the satisfaction of the general rules for eligibility and participation under the Company’s standard employee benefit plans and practices, Executive shall be allowed to participate in the Company’s standard employee benefit plans and practices which may be in effect from time to time during the term of Executive’s employment and are provided by the Company to its employees generally.  Such participation shall be governed by the applicable plan documents, and the Company reserves the right, in its discretion, to amend, modify, or discontinue any benefit plan or practice.

2.3 Section 280G Limitation.  In the event that any payments to which Executive becomes entitled in accordance with the provisions hereof, or in connection with any plans or programs referred to in Exhibit A or Section 2.2 hereof, would otherwise be deemed to constitute “parachute payments” (each one, a “Parachute Payment”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended and the regulations and administrative guidance thereunder (the “Code”), then such Parachute Payments will be subject to reduction to the extent necessary to assure that Executive receives only the greater benefit of receiving (a) the amount of those payments which would constitute such a Parachute Payment or (b) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to Executive pursuant to this Agreement (or on any other benefits to which Executive may be entitled in connection with the Change in Control or the subsequent termination of service) under Section 4999 of the Code.

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SECTION 3.	ASSIGNMENT OF INTELLECTUAL PROPERTY.

3.1 Ownership and Assignment of Intellectual Property.  All processes, products, methods, improvements, discoveries, inventions, ideas, creations, trade secrets, know-how, machines, programs, designs, routines, subroutines, techniques, ideas for formulae, writings, books and other works of authorship, business concepts, plans, projections and other similar items, as well as all business opportunities discovered, conceived, designed, devised, developed, perfected or made by Executive, whether alone or in conjunction with others, and within the course of Executive’s job responsibilities to the Company, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development of the Company (all of the foregoing collectively, the “Intellectual Property”), shall be promptly disclosed to and are the property of the Company, and Executive hereby assigns, transfers and conveys all of the Intellectual Property and all of Executive’s rights therein to the Company.  The term “Intellectual Property” shall be given the broadest interpretation possible and shall include any Intellectual Property conceived, designed, devised, developed, perfected or made by Executive during off-duty hours and away from the Company’s premises, as well as those conceived, designed, devised, developed, perfected or made in the regular course of Executive’s performance under this Agreement.

3.2 Post-Employment Assignment of Intellectual Property.  In consideration of the benefits provided pursuant to this Agreement, particularly those benefits conferred by Section 6.5 and any stock option or similar rights pursuant to any Company plans in which Executive was a participant, all Intellectual Property discovered, conceived designed, devised, developed, perfected or made by Executive following the termination of this Agreement shall be Intellectual Property covered by the scope of Section 3.1 if it was conceived, in whole or in part, while this Agreement remains in effect.  All Intellectual Property conceived, designed, devised, developed, perfected or made by Executive within twelve (12) months after termination of this Agreement shall be disclosed to the Company, and shall be presumed to have been conceived, designed, devised, developed, perfected or made by Executive during the Term, and Executive shall have the burden of proving otherwise in order to successfully rebut such presumption.

3.3 Written Assignments.  Executive shall execute and deliver, both during the Term and thereafter in connection with a severance agreement required under Section 7.5(g) to and in favor of the Company such assignments (including patent, trademark and copyright assignments), documents, instruments and applications (including patent, trademark or copyright applications) as the Company may deem appropriate or necessary to claim, secure, acquire, perfect, defend, enforce and/or assign any and all rights and privileges in and to or arising from the Intellectual Property.  Executive shall also, both during the Term and thereafter, cooperate with the Company, and to render such assistance as the Company may reasonably require, in connection with any process (whether administrative, judicial or otherwise) associated with the Company’s efforts to claim, secure, protect, perfect, defend, assign and/or enforce such rights and privileges in favor of the Company and its successors, licensees and assigns.  Executive shall also, both during the Term and thereafter, promptly disclose to the Company fully and in writing any Intellectual Property that Executive may conceive, make, or develop, in whole or in part, by himself or jointly with others during his Term with the Company, (a) whether or not the Intellectual Property was created at the suggestion of the Company; and (b) whether or not the Intellectual Property was reduced to drawings, written description, documentation, models or other tangible form.

3.4 Work Made for Hire.  Executive acknowledges and agrees that any work of authorship comprising Intellectual Property shall be deemed to be a “Work Made for Hire,” to the extent permitted by the United States Copyright Act (17 U.S.C. § 101 (2000)).  To the extent that any such work of authorship may not be deemed to be a Work Made for Hire, Executive hereby irrevocably assigns all ownership rights in and to such work to the Company.  If any such work of authorship cannot be assigned, Executive hereby grants to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sub-licensable (through one or multiple tiers), royalty-free, unlimited license to use, copy, reproduce, distribute, modify, adapt, alter, translate, improve, create derivative works of, practice, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known.  Outside the scope of his employment, Executive agrees not to (a) practice, display, copy, reproduce, distribute, transfer, modify, adapt, alter, translate, improve, or create derivative works from, or otherwise use, any such work of authorship or (b) incorporate any such work of authorship into any product or invention unrelated to the Company’s business.  To the extent moral rights (as defined by applicable law) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where moral rights exist, Executive hereby irrevocably waives such moral rights and consents to any action of the Company that would violate such moral rights in the absence of such consent.

3.5 No License Granted.  Executive acknowledges and agrees that nothing in this Agreement shall be deemed to grant, by implication, estoppel, certain rules of construction, or otherwise, (a) a license from the Company to Executive to make, develop, use, license, disclose, or transfer in any way a Intellectual Property or (b) a license from the Company to Executive regarding any of the Company’s existing or future ownership rights.

SECTION 4.	CONFIDENTIALITY.

4.1 Confidentiality Obligation.  Executive acknowledges and agrees that he has and will have access to Proprietary, Trade Secret and Confidential Information (as those terms are defined below in Section 4.2) as a result of his employment with the Company, and that such information constitutes valuable, special and unique property of the Company.  Without limiting the generality of the foregoing, Executive expressly acknowledges that, in the course of performing his services pursuant to this Agreement, he will obtain or learn Confidential and Proprietary Information regarding the Company including, without limitation information regarding the Company’s operations, financial results, pricing, customers, suppliers and other matters.  Accordingly, at all times while employed by the Company, and continuing for a period of three (3) years with respect to Proprietary and Confidential Information, and for whatever time Trade Secret Information remains a Trade Secret under applicable law, following the termination of his employment with the Company for whatever reason, Executive shall neither use nor disclose, nor permit any person or entity within his reasonable control to use or disclose, any Proprietary, Trade Secret, and Confidential Information, and shall maintain and protect the secrecy of the Proprietary, Trade Secret, and Confidential Information, except to the extent required in the ordinary course of Executive’s employment with the Company, and then only subject to the direction and control of the Company.  Additionally, Executive shall cause all persons and entities within his reasonable control to use their respective best effort(s), to maintain and protect the secrecy of the Proprietary, Trade Secret and Confidential Information.  Executive further acknowledges that in the performance of his job duties to this Agreement, he will have access to and be informed of the Proprietary and Confidential Information (as described in Section 4.2) belonging to customers of Company, and that he shall return to the Company any such information within his actual or indirect position and comply with any restrictions concerning such information within his possess and comply with any restrictions concerning such information that have been imposed upon by its customer with respect to the use, disclosure, or return information.

4.2 Definition of Proprietary, Trade Secret and Confidential Information.  As used in this Agreement the term “Proprietary, Trade Secret and Confidential Information” means any non-public knowledge, information or property relating to, or used or possessed by, the Company (or its customers, as the case may be), and includes, without limitation, the following:  trade secrets, patents, copyrights, software (including, without limitation, all programs, specifications, applications, routines, subroutines, techniques, code and ideas for formulae); ideas, information, concepts, data, drawings, designs and documents; names of clients, customers, but not limited to employees, agents, contractors and suppliers; business plans, marketing plans and marketing information; financial, pricing, and cost information and other business records; and all copies of any of the foregoing.   Trade Secrets shall be such information defined by applicable law as a Trade Secret.

4.3 Return of Confidential Information.  Executive agrees that he shall immediately, upon the request of the Company, return to the Company all Proprietary, Trade Secret, and  Confidential Information and any other tangible material containing, prepared on the basis of, or reflecting any Proprietary, Trade Secret, and  Confidential Information (whether prepared by the Company, Executive or otherwise) and shall not retain any copies, extracts or other reproductions, in whole or in part, of such Proprietary, Trade Secret, and  Confidential Information.

4.4 Return of Company Property.  All products, records, designs, patents, trademarks, copyrights, plans, manuals, memoranda, lists and other documents or other property of the Company or any of its affiliates in the possession or control of Executive and all records compiled by the Executive which pertain to the business of the Company or its affiliates, shall be and remain the property of the Company and shall be subject at all times to its discretion and control.  Likewise, all correspondence with customers or affiliates of the Company, all reports, records, charts, and advertising materials and any data pertaining to the Company, its affiliates or the business of the Company or its affiliates that are held by or on behalf of Executive shall be delivered promptly to the Company without request on the date Executive’s employment with the Company terminates or at any other time promptly upon request by the Company.

4.5 Nature of Obligation.  The obligations of Executive set forth in this Section 4 are in addition to, and not in lieu of, any of Executive’s duties or the Company’s rights and remedies, at law or in equity, with respect to the Company’s Proprietary, Trade Secret, and Confidential Information and property.  The Company may pursue all such rights and remedies, as well as remedies for the breach of the provisions set forth herein.  Also, the Proprietary, Trade Secret, and  Confidential Information and other property referenced in this Section 4 constitute valuable property of the Company or its customers, the ownership of which is not dependent upon the performance by the Company of any of its obligations under this Agreement or the performance of any legal, statutory or other duty, if any, to Executive.  Accordingly, Executive shall perform its obligations under this Section 4 regardless of any alleged or actual breach or failure to perform by the Company.

4.6           Post Termination Activities.  Executive acknowledges and agrees that, during the course of his employment with the Company, he had access to the Company’s Proprietary, Trade Secret and Confidential Information, and that disclosure to or use of such information by a competitor of the Company would cause the Company irreparable harm.  Executive agrees and acknowledges that should he engage in the restricted activities as set forth in Section 5 hereof, he will inevitably disclose the Company’s Proprietary, Trade Secret and Confidential Information.

SECTION 5.	NONCOMPETITION AGREEMENT.

In consideration of the compensation paid or payable to Executive by the Company pursuant to this Agreement (including, but not limited to, Section 2 hereof), Executive hereby agrees as follows:

5.1 With respect to the provisions contained in Sections 5 and 6 of this Agreement, Executive acknowledges:

(a)           That in his position as described herein, he will learn, develop and/or have access to all of the Company’s Proprietary, Trade Secret and Confidential Information as defined by Section 4.2 of this Agreement.  Executive further acknowledges that if he were to engage in the Restricted Activities that violate Sections 5.2 or 5.3 of this Agreement, he would be required to inevitably disclose some or all of the Company’s Proprietary, Trade Secret and Confidential Information in the performance of such Restricted Activities, and such inevitable disclosure would harm the Company if not prevented.  To avoid such inevitable disclosure and the harm to the Company resulting therefrom, which Executive agrees is a legitimate business interest of the Company, Executive agrees that the Restricted Activities and the Territory as defined by Sections 5.2 and 5.3 of this Agreement are reasonable and designed solely to protect the Company’s legitimate business interest.
(b)           That the Company’s business is nationwide in scope, that its customers are not restricted to any single state in the United States, and that in the performance of his duties as set forth in this Agreement, Executive shall perform services on behalf of the Company in all states in which the Company does business.  During the term of this Agreement, Executive will devote all of his working time and energies to the Company, and will not, without the Company’s express written permission, work for or provide services to any other entity, whether as a consultant, independent contractor, owner, partner, agent, representative, officer, director or employee.  This restriction, however, shall not apply to any Executive’s ownership of, or investments in, business entities that do not compete with Company during the term of this Agreement or afterward.  Executive also is permitted to own up to 1% of any class of securities of any corporation in competition with the Company that is actively traded on a national securities exchange or through NASDAQ.

(c)           That Executive shall have significant involvement in the development and maintenance of the Company’s relationships with its Customers, as defined by Section 6.2 of this Agreement, on a nationwide basis as well as the implementation, continuance and quality of the services provided by the Company to those Customers and that Executive’s efforts on behalf of the Company will significantly contribute to the Company’s goodwill within the marketplace.

(d)           That in his position, Executive shall participate in the direct solicitation of prospective Customers of the Company, and that through such participation, will learn of the Company’s sales strategies for those prospective Customers and that such sales strategies constitute a competitive advantage of the Company.

(e)           Reasonable Covenants.  Executive acknowledges and agrees that the covenants set forth in Sections 5 and 6 of this Agreement are necessary and reasonable to protect the Company and the conduct of its business and are a fair and reasonable restraint on Executive in light of the activities and business of the Company on the date of execution of this Agreement and the future plans of the Company; and that such covenants also be construed and enforced in light of the activities and business of the Company (including business activities in the planning stage) on the date of termination of Executive’s employment with the Company.  Executive acknowledges that he will not suffer any undue hardship as a result of the covenants set forth in Sections 4, 5 and 6 and that he will be able to pursue his occupation notwithstanding his obligations under Sections 4, 5 and 6.

5.2 In the event Executive’s employment with the Company ends or is terminated pursuant to Sections 7.5(b), or (c) of this Agreement, and as consideration for the payments to Executive as provided in Sections 7.5(b) or (c), Executive hereby covenants that he will not, (i) within the Territory and during the Noncompetition Period, without the prior written consent of the Company, engage in any Restricted Activities for or on behalf of any corporation, partnership, venture or other business entity which is engaged in the Restricted Business in the same or similar capacity as Executive performed for the Company. The term “Noncompetition Period” means the period beginning on the date of this Agreement and ending two (2) years after the date Executive’s employment with the Company ends or is terminated. The term “Restricted Activities” means having ownership of or being employed by as an employee, agent, or representative, or as an independent contractor or otherwise, and providing services similar to the services Executive provides to the Company.  The term “Restricted Business” includes (i) demand response and energy efficiency, and related services, hardware and software applications, and (ii) any other business in which the Company (y) is engaged or (z) can demonstrate, through documentation reviewed by the Executive during his employment and in his capacity as President and CEO, has contemplated being engaged in at the time of termination; and where such Restricted Business shall not include working as an employee at a utility. The term “Territory” means the  United States of America.

5.3 In the event Executive’s employment ends or is terminated pursuant to Section 7.5(a) of this Agreement, Executive shall be prohibited from engaging in the Restricted Activities as defined in Section 5.2 of this Agreement for a period of one (1) year after the date the Executive’s employment with the Company ends or is terminated.  The definitions contained in Section 5.2 are incorporated by reference in this Section 5.3.

 SECTION 6.  NONSOLICITATION AGREEMENT

6.1           During the term of this Agreement and for a period of one (1) year after Executive’s employment is terminated for any reason, Executive will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, assist or in any way encourage any current employee or consultant of the Company, whom Executive supervised or had responsibility for during the twelve (12) months prior to the termination of employment, to terminate his or her employment relationship or consulting relationship with or for the Company, nor will Executive solicit the services of any former employee or consultant of the Company whom Executive supervised or had responsibility for during the twelve (12) months prior to the termination of employment, whose service with the Company has been terminated for less than six (6) months.

6.2 (a)           During the term of this Agreement and for a period of one (1) year after Executive’s employment ends or is terminated for any reason, Executive will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, divert, or take away, or attempt to solicit, divert, or take away, in whole or in part, any Customer of the Company or otherwise interfere with the Company’s relationship with any Customer, for the purpose of competing with the Company in the Business.  For purposes of this Agreement, “Customer” shall mean any person, company or business entity to which the Company sells or licenses goods or services at the time Executive’s employment with the Company terminated and with whom Executive had material business contact during the twelve months (12) months prior to his termination of employment, and “Business” shall mean providing energy related services, including without limitation energy load control or demand response products and services, energy capacity, energy efficiency, advanced metering solutions, or other alternative energy solutions engaged in by the Company.

(b)           During the term of this Agreement, and for a period of six (6) months after Executive’s employment ends or is terminated for any reason, Executive will not, directly or indirectly, individually or on behalf of any person, firm, partnership, corporation, or business entity  of any type, solicit, divert or take away, or attempt to solicit, divert or take away, in whole or in part, any Prospective Customer of the Company or otherwise interfere with the Company’s relationship with any Prospective Customer, for the purpose of competing with the Company in the Business.  For purposes of this Agreement, “Prospective Customer” shall mean those persons, companies or businesses to whom Executive personally made a proposal for the purchase of the Company’s goods or services on behalf of the Company for such Prospective Customer to within the six (6) months  prior to the end or termination of Executive’s employment with the Company.

6.3           Enforcement.  The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not preclude the Company’s enforcement of these covenants.

6.4           Survival.  The provisions of this Section 6 shall survive any termination of this Agreement and are subject to paragraph 8 of this Agreement.

SECTION 7.  TERMINATION OF EMPLOYMENT.

7.1Certain Definitions.  As used herein, the following terms shall have the following definitions:

(a) Affiliate.  “Affiliate” shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time.

(b) Cause.  A termination by the Company with “Cause” shall include (without limitation) (i) non-performance in the roles and duties, as assigned; (ii) Executive’s breach of any material provision of this Agreement; (ii) Executive’s material breach of any written Company policy contained in the Company’s manual of policies and procedures; or material non-compliance with any lawful direction given by the Company’s Board of Directors or its delegate; (iii) Executive’s Disability (subject to Company’s legal obligations); (iv) Executive’s fraud with respect of the business or affairs of the Company; (v) the commission by Executive, or entering of a plea of nolo contendere with regard to, a felony or a crime involving moral turpitude; or (vi) alcohol abuse or illegal drug use by Executive; provided however, that in the event of Executive’s breach as set forth in Sections 7(b)(i) and (ii) above, no Cause for termination shall be deemed to exist for any such breach that is curable and which in fact is cured by Executive within thirty (30) days after notice of such termination has been delivered to Executive, and in the event of Executive’s breach, as set forth in Section 7(b)(vi) above, no Cause shall be deemed to exist if the Executive and Company agree on a remedial program for Executive and so long as Executive in all respects complies with the requirements of such program.  During the time of Executive’s participation in any remedial program as set forth above, Executive shall, if directed by the Company, be on a paid leave of absence away from the Company’s premises.

(c) Change in Control.  For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events if, following such occurrence, a Board Change (as hereinafter defined) occurs:

(i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(ii) any merger, amalgamation, acquisition, or consolidation of the Company is consummated with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent equity outstanding immediately after such merger or consolidation; or

(iii) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, provided that such transferee entity confirms in writing that it is bound by the terms of this Agreement.

In the event that the foregoing definition of Change in Control does not comply with the requirements of Section 409A of the Code, and an amount, benefit or item of compensation hereunder would be subject to Section 409A of the Code, but would not be so subject if the definition of Change in Control above complied with the requirements of Section 409A of the Code, then with respect only to such amount, benefit or item of compensation, the term “Change in Control” shall mean a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

(d) Board Change.  “Board Change” means any change in directors after giving effect to any of the transactions described above as a result of which the individuals serving on the Board prior to such transaction no longer comprise at least a majority of the directors on the Board immediately after giving effect to such transaction.

(e) Good Reason.  A termination by the Executive for “Good Reason” means termination by Executive following (i) a reduction in Executive’s Annual Salary or other material component of compensation (excluding stock options or similar grants) required to be paid pursuant hereto without Executive’s prior written consent; (ii) the Company’s relocation of the Executive, without the Executive’s consent, to a permanent location more than seventy-five (75) miles from the location specified in Section 1.2 of this Agreement, with the understanding that Executive shall have nine months to move to Atlanta, Georgia; or (iii) the appointment of any officer that would displace Executive as the highest-ranking executive officer of the Company; provided however, that no Good Reason for Executive’s termination shall be deemed to exist unless (i) Executive gives notice to the Company of the action or condition which would constitute Good Reason within sixty (60) days of the initial existence of such action or condition, (ii) the action or condition which would constitute Good Reason is not cured by the Company within the 30-day period after the timely provision of the notice required herein, and (iii) Executive effects the termination for Good Reason within thirty (30) days after the expiration of the 30-day cure period.  After such thirty (30) day period, Executive shall be deemed to have waived any right to terminate this Agreement pursuant to this Section 7.1(e).
       (f) Non-Renewal.  A non-renewal of this Agreement as provided in Section 1.4 shall not be considered a termination under any provision of this Section 7 and, upon such non-renewal by either party and the termination of this Agreement, and Company shall be required to pay to Executive only the amounts specified in Section 7.5 (a).

7.2         Death by Executive.  This Agreement shall terminate upon Executive’s death.

7.3         By the Company.  The Company shall have the right to terminate Executive’s employment with the Company, at any time, with or without Cause.  For avoidance of doubt, the parties agree that Executive has no right to continue at any time in any office of the Company after being removed from such office in the manner provided in the Company’s bylaws or other applicable provisions of the Company’s governing law and instruments.

   7.4    By Executive.  Executive may terminate his employment with the Company at any time, upon providing thirty (30) days advance notice, either with or without Good Reason.  In the event Executive terminates his employment with the Company with Good Reason, such notice shall specify the grounds for such termination, and the Company shall have the opportunity to cure such grounds for termination in accordance with the provisions of Section 7.1(e).

7.5 Severance Pay, Other Post-Employment Payments and Acceleration of Benefits Upon Certain Terminations.

(a) Termination by the Company for Cause or by Executive without Good Reason.  If the Company terminates Executive’s employment for Cause, or Executive terminates his employment without Good Reason, then in either such event, Executive shall not be entitled to any severance pay, and shall only be entitled to (i) any unpaid, but earned, salary, medical benefits, vested stock options, and vested restricted stock; (ii) any unpaid but earned vacation in accordance with Company policy then in effect; and (iii) any incurred but unpaid ordinary and necessary business expenses properly documented by Executive in accordance with the Company’s then effective expense reimbursement policy.

(b)           Termination by the Company Without Cause, or by Executive for Good Reason.  Subject to subsection 7.5(c) below, if the Company terminates Executive’s employment without Cause, or Executive terminates his employment with Good Reason, then in such event Executive shall be entitled to all compensation, benefits, and amounts allowed pursuant to subsections 7.5(a)(i), (ii), and (iii) above and severance pay in the amount of two times his annual base salary as specified in Exhibit A plus an amount equal to two times the Executive’s target annual cash incentive. The benefits provided pursuant to this Section 7.5(b) shall not include any stock option or similar grants and Executive’s rights concerning any stock option or similar grants shall be exclusively determined by applicable Company policies or plans concerning such grants except as provided in Exhibit A.

(c)           Certain Terminations Following a Change in Control.  Notwithstanding the provisions of Section 7.5(b) above, in the event the Company terminates Executive’s employment without Cause, or Executive terminates his employment with Good Reason, concurrently with or within twenty-four (24) months following a Change in Control, then, in lieu of the payments specified in Section 7.5(b), Executive shall be entitled to all compensation, benefits, and amounts allowed pursuant to subsections 7.5(a)(i), (ii), and (iii) above and severance pay in the amount of three times his annual base salary as specified in Exhibit A plus an amount equal to three times the Executive’s target annual cash incentive.   In such event, all unvested options to purchase Company stock held by Executive shall immediately vest and become exercisable and all unvested restricted stock granted to Executive shall immediately vest and the legend providing restrictions on the sale or transfer of such stock related to such vesting shall be removed at the request of the Executive.

(d)           Continuation of Benefits.  In the event the Company terminates Executive’s employment and Executive qualifies for and becomes entitled to the severance pay provided pursuant to Section 7.5(b) or (c) above, as applicable, the Company shall continue to provide medical benefits as noted in Section 2.2 and continue to pay on behalf of Employee the Company’s portion of the premium for such medical benefits for the applicable COBRA period (currently 18 months).  After the applicable COBRA period, the Company shall pay Executive a lump sum equal to six times the Company’s portion of the premium for such medical benefits.  The above payments are subject to and in accordance with Executive’s COBRA rights and the provisions of the applicable plan documents, and the Company reserves the right, in its discretion, to amend, modify, or discontinue any benefit plan or practice.  If the Executive elects to participate in COBRA coverage for which he and/or his family is eligible under the Company’s then-effective health plans, the Executive shall pay to the Company on a monthly or quarterly basis, as the case may be, an amount equal to the co-payment amount for which the Executive would have been responsible had he remained an employee during the COBRA coverage period and the Company shall pay to the plan administrator on behalf of Executive the entire cost of the COBRA coverage.  Executive agrees to a netting of payments where applicable.

(e) Death or Disability.  Any termination of this Agreement by reason of Executive’s death or disability shall not give rise to any severance payment hereunder, but shall be without prejudice to any benefits payable to Executive or his estate under applicable company benefits relating to such event.  For purposes of this Agreement, the term “Disability” shall mean the Executive’s inability to perform his duties, in all material respects, because of illness, physical or mental disability, or other incapacity that continues for an uninterrupted period of one hundred eighty (180) days.  Executive’s unvested stock options and restricted stock not otherwise vested shall vest upon the death or disability of Executive as provided in, and subject to the provisions of, applicable Company policies or plans concerning the grants to Executive of unvested stock options and restricted stock.

(f)           Timing of Payments.  All severance payments provided above shall be paid in pursuant to Section 7.5(b) above, as applicable, that are measured by Executive’s annual base salary shall begin as provided by Section 7.5(g) (except as otherwise required by Section 10.11) and shall thereafter be paid at such times and in accordance with the Company’s payroll policies and procedures as if Executive were still employed by the Company; and all amounts of severance pay with respect to bonus payments shall be pro rated over the period of one (1) year, and payments of a proportional amount of such bonus payments shall begin as provided by Section 7.5(g) (except as otherwise required by Section 10.11) and shall thereafter be paid at such times as base salary payments are made.   All severance payments provided pursuant to Section 7.5(c) above, as applicable, that are measured by Executive’s annual base salary shall be paid in one lump sum amount as provided by Section 7.5(g) (except as otherwise required by Section 10.11).

 (g)           Requirements Regarding Eligibility to Receive Severance Payments.  Notwithstanding any of the other provisions hereof, the Company shall not be obligated to make and shall not make the severance payments provided under Section 7.5(b) or (c) above unless Executive executes and delivers to the Company within thirty (30) days from the date on which the Executive’s employment is terminated, and does not at any time after execution and delivery withdraw or revoke, a Severance Agreement substantially in the form as Exhibit B, which is attached hereto and the assignment as set forth in Section 3.3. Furthermore, in the event Executive initially qualifies to receive the payments and benefits provided under this Section 7.5, but then fails to comply with his obligations under this Agreement (including without limitation Sections 3, 4, 5 and 6 hereof), the Company’s obligations under this Section 7.5 shall terminate.

(h)           Termination of other Compensation and Benefits.  Except as otherwise required by applicable law or as provided above in this Section 7.5, Executive’s eligibility for or entitlement to any other compensation or benefits shall cease immediately upon termination of this Agreement and Executive’s employment with the Company.

(i)           Characterization of Payments under Section 409A.  For purposes of Section 409A of the Code (including, but not limited to, to application of the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”): (i) each payment provided for under this Section 7.5 is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments; and (ii) with respect to the severance payments and benefits to which Executive may become entitled under Section 7.5 of this Agreement and which are not in substitution or replacement of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code), a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason is intended to constitute an “involuntary separation from service” and, in turn, a “substantial risk of forfeiture” (within the meanings of Section 409A of the Code).

7.6           Effect of Termination.  Termination of Executive’s employment with the Company shall not limit, affect, or discharge Executive’s obligations under Sections 3, 4 5 and 6 of this Agreement and shall not release the Company from its obligations to make payments or provide benefits required by Sections 2.2 and 7.5 of this Agreement following such termination (subject to the limitations provided in Section 7.3).  All other obligations as to periods after the date of termination shall cease, without prejudice to the rights and remedies for events or breaches prior to the date of termination.

7.7           Waiver.  The Company may waive or defer exercising its power to terminate this Agreement, but such waiver or deferral shall not thereby (a) establish a policy, interpretation, or course of performance that may be used to construe, limit or affect the express terms of this Agreement, (b) preclude the Company from exercising its rights or remedies hereunder or otherwise on any other occasion or from using the breach as support for the exercise of its power to terminate on any future occasion or (c) limit the ability of the Company to revoke such waiver or deferral and exercise its power to terminate this Agreement if it determines that the condition giving rise to a power to terminate has continued, or if the Company determines in good faith that it was not fully aware of all facts and circumstances of such condition, or if such waiver or deferral may be retracted at common law.

7.8           Board Resignation.  The parties agree that upon termination of Executive’s employment (whether by the Company, Executive or other operation of this Agreement), the Executive shall provide to the Company Executive’s unconditional resignation from the Company’s Board of Directors within five days of receiving a request to do so from the Company’s Chairman or a majority of the directors then in office excluding Executive.  The parties hereby agree and acknowledge that the foregoing provision does not represent a present decision to resign as a director of the Company.

SECTION 8.  CERTAIN REMEDIES.

With respect to each and every breach or violation or threatened breach or violation by Executive of Sections 3, 4, 5 and 6 of this Agreement, the Company, in addition to all other remedies available at law or in equity, including, but not limited to, specific performance of the provisions hereof, shall be entitled to enjoin the commencement or continuance thereof and may, without notice to Executive, apply to any court of competent jurisdiction for entry of an immediate restraining order or injunction, without the necessity of proving either inadequacy of legal remedies or irreparable harm and without the necessity of posting a bond.  The Party that obtains a favorable judgment shall be entitled to the recovery of reasonable attorney’s fees and expenses incurred in conjunction with any such proceeding.

SECTION 9. SEVERABILITY AND REFORMATION.

The provisions of this Agreement are severable, and any judicial determination that one or more of such provisions, or any portion thereof, is invalid or unenforceable shall not affect the validity or enforceability of any other provisions, or portions thereof, but rather shall cause this Agreement to first be construed in all respect as if such invalid or unenforceable provisions, or portions thereof, were modified to valid and enforceable terms that effectuate the compensation package that this Agreement provides for Executive and that provide the greatest protection to the Company’s business and interests; provided, however, that if necessary to render this Agreement enforceable, it shall be construed as if such invalid or unenforceable provisions, or portions thereof, were omitted.

SECTION 10. GENERAL PROVISIONS.

10.1  Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.

10.2  Waiver.  If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.3  Complete Agreement.  This Agreement constitutes the complete, final and exclusive embodiment of the agreement of the Company and Executive with regard to the subject matter hereof, and supersedes and replaces in all respects any previous agreements solely regarding Executive’s employment by the Company or the terms thereof.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and this Agreement cannot be modified or amended except in a writing signed by Executive and an authorized officer of the Company.

10.4  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.5  Headings.  The headings of the sections hereof are inserted for convenience of reference only and shall not be deemed to constitute a part hereof or affect the meaning or interpretation of any of the provisions hereof.

10.6  Successors and Assigns.  This Agreement is intended to bind, inure to the benefit of, and be binding upon, the successors and assigns of the Company, including the surviving entity of any merger, consolidation, share exchange or combination of the Company with any other entity.  Notwithstanding the foregoing, Executive may not assign, transfer or delegate any of Executive’s duties or obligations hereunder, and Executive may not assign or transfer any of Executive’s rights hereunder without the written consent of the Company.

10.7  Choice of Law and Venue.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of Texas.  Any dispute arising out of, or concerning, this Agreement or the employment relationship between the parties, shall be resolved exclusively in a federal or state court of competent jurisdiction located in Texas.  To the extent necessary, the parties hereby submit to, and agree not to contest, the jurisdiction of such courts.

10.8  Representations.  Each party represents and warrants to the other that he or it has full power and authority to enter into and perform this Agreement and that his or its execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he or it is a party or under which he or it is bound.  Each party represents that no consent or approval of any third party is required for his or its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for his or its execution, delivery and performance of this Agreement have been obtained.

10.9  Withholding.  Any and all amounts payable under this Agreement, including without limitation, amounts payable under Section 2.1 or Section 6.1(c) hereof, are subject to withholding for such federal, state, and local taxes as the Company, in its reasonable judgment, determines to be required pursuant to any applicable law, rule or regulation.

10.10  Survival.  The provisions of Sections 3, 4, 5, 7, 8, 9 and 10 of this Agreement shall survive the termination of this Agreement for whatever reason.

10.11  Section 409A.   If the Executive is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Agreement on account of the Executive’s “separation from service,” as defined in Section 409A of the Code, with the Company until the later of the date prescribed for payment in this Agreement and the first day of the seventh calendar month that begins after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive).

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement to be effective as of the day and year first above written.

THE “COMPANY”

COMVERGE, INC.

By:      /s/ Alec Dreyer
Name: Alec Dreyer
Title:   Chairman, Comverge Board of Directors

“EXECUTIVE”

By:      /s/ R. Blake Young
Name: R. Blake Young
Title:   President & Chief Executive Officer

Exhibit A

Annual Salary*	Executive shall be paid at the rate of $450,000 per annum.
Annual Cash Incentive1
Executive will have the opportunity to earn an annual bonus equal to 37.5% (threshold), 75% (target) or 150% (maximum) of his annual salary based on the achievement of performance criteria established by the Compensation Committee.   This cash incentive is available for the Executive’s first year of employment (calendar year 2010) and shall be prorated based on the start date of the Executive’s services.

Annual Equity Incentive1
Executive will have the opportunity to earn an annual equity award comprised of a combination of restricted stock and options valued at 2.25 times salary (threshold), 3.00 times salary (target) or 3.75 times salary (maximum) based on the achievement of performance criteria established by the Compensation Committee.  This annual equity incentive is not available for Executive’s first year of employment (calendar year 2010).  Executive would be eligible for this incentive for calendar year 2011.

Initial Equity/Stock Option Grants
Upon execution of the Agreement, and in consideration of Executive’s obligations contained therein, including but not limited to the discontinuance of any business or business activities in which Executive was engaged prior to the execution of this Agreement, Executive shall be granted 92,000 shares of restricted stock and 368,000 stock options.

Restricted stock shall vest 46,000 shares on February 18th, 2012, which is the second year after the date this Agreement is executed, with the remaining 46,000 vesting on February 18th, 2013, which is the third year after the date this Agreement is executed.

The stock options granted under this Agreement shall be at a strike price of the closing price of the Company’s common stock as of the date that the Board consents to the appointment of Executive as CEO, and shall vest quarterly on a pro rata basis over the next four years.

Living & Relocation Expenses
Company shall pay to Executive a relocation stipend as follows:

Company will pay all reasonable household moving expenses on behalf of Executive and his family for their relocation to Atlanta, Georgia.  These household moving expenses will be direct-billed to the Company.

In addition, in consideration of other relocation expenses that Executive and his family will incur, $125,000 will be paid upon execution of the Agreement and $125,000 will be paid upon final relocation to Atlanta, Georgia.  This relocation stipend includes without limitation expenses required for selling Executive’s residence in Houston, Texas, to purchasing his Atlanta, Georgia house, and all living and travel expenses during the process.

Attorney’s fees
Company shall reimburse Executive for all reasonable attorney’s fees associated with the review and negotiation of this Agreement within thirty (30) days of receiving the invoice for such fees and where such fees/invoice shall not exceed $5000.

Vacation	Executive is entitled to four weeks of paid vacation each year. Vacation shall be prorated during the course of the year.

1   The compensation committee will set Target, Threshold, and Maximum performance levels for Annual Cash and Equity incentives.  The Threshold performance level is the minimum level of performance required as a condition of earning any incentive.  The Target performance level is the level of performance at which the executive, operating division or company is expected to perform.  The Maximum performance level is the highest level of payout.  The committee has discretion to grant or not grant such Annual Cash or Annual Equity Incentives, if in its reasonable discretion, is in the best interests of the Company.

EXHIBIT B

SEPARATION AGREEMENT AND GENERAL RELEASE

COMPANY CONFIDENTIAL

This Separation Agreement and General Release (“Agreement”) is made and entered into on this ___ day of _________, ______ by and between Comverge, Inc., a Delaware corporation (hereinafter referred to as “the Company”), and R. Blake Young (hereinafter referred to as “Employee”).

W I T N E S S E T H
WHEREAS, Employee has been employed by the Company in the position of President and Chief Executive Officer pursuant to an Executive Employment Agreement (“Employment Agreement”) dated ________________, 2010; and

WHEREAS, the Company has decided not to renew the Employment Agreement and to terminate the Employment Agreement and Employee’s employment with the Company effective_____________________, subject to the terms of this Agreement; and

WHEREAS, the parties have decided to settle all rights, claims, and demands which either party has against or may have against the other arising from the non-renewal and termination of the Employment Agreement, Employee’s employment or termination of his employment with the Company; and

WHEREAS, the Company and Employee desire to set forth their respective rights, duties and obligations and desire complete accord and satisfaction of all claims arising therefrom;

NOW THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.           Company’s Agreements.
(a) The Employment Agreement will terminate and Employee’s employment with the Company will end on _________________________. Upon Employee’s execution and non-revocation of this Agreement, Employee shall be entitled to the benefits set forth in Section _________ of the Employment Agreement, which is incorporated hereby by reference.  Employee’s entitlement to the benefits or payments from the Company, except as expressly stated herein, is subject to Employee’s acceptance of this Agreement and his compliance with the conditions set forth herein.  At all times preceding and including his termination date, Employee shall be responsible for cooperating with the Company and its directors, officers, employees, agents and representatives.  Employee agrees to exercise his best efforts to perform all job duties and responsibilities, and any task to which he is assigned to perform, in a competent and satisfactory manner, to comply with all policies, procedures and work directives, and to assist and facilitate in the transition of his job responsibilities and functions.  Upon termination of his employment, the Company agrees to pay Employee the severance pay as set forth in Section _____ of the Employment Agreement, less any withholdings that are required under federal and state law.  Except as specifically set forth in this Agreement, Employee shall be entitled to no other payments under this Agreement or the Employment Agreement.

(b) Whether or not Employee signs this Agreement, (i) the Company will pay to Employee an amount constituting Employee’s accrued, unused vacation days and reimburse Employee for business expenses in accordance with Company policies, and (ii) Employee’s Group Medical and Dental benefits may be continued for up to eighteen (18) months at Employee’s expense by completion and submittal of the form provided by COBRA Administration Services.  Pursuant to Section _______, the Company will continue to provide certain benefits assuming Employee continues to pay his required payment amounts.

2.           Employee’s Agreements.

(a)           As a material inducement to the Company to enter into this Agreement, Employee hereby irrevocably and forever releases the Company and its parent and/or related companies, subsidiaries, or affiliates, and their past, present and future officers, directors, employees, agents and attorneys (collectively “Releasees”) from any and all charges, claims, complaints, demands, liabilities, rights, obligations, promises, causes of action, costs, damages at law, expenses (including attorneys’ fees and costs actually incurred), and suits hidden, of any nature whatsoever, known or unknown, which Employee ever had, may have, or now has arising from or related to, directly or indirectly, Employee’s Employment Agreement, his employment by the Company or any other events which have occurred as of the date of this Agreement, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family Medical Leave Act, the Age Discrimination in Employment Act and any and all other federal and state laws or statutes.  Notwithstanding the foregoing, Employee does not release (i) any claims under this Agreement or under the Age Discrimination in Employment Act that may arise after the execution of this Agreement, or (ii) any rights that Employee may have to indemnification under applicable law or the Company’s articles of incorporation and by-laws, or benefits under any directors and officers insurance that is or may have been in existence at or prior to the date hereof, or (iii) any vested benefits under any Company benefit plans or programs.

(b)           Employee agrees not to commence any legal proceeding or lawsuit against the Company or any Company Affiliate arising out of or based upon Employee’s employment with the Company or the end of Employee’s employment with the Company; provided, however, this provision does not apply to any claims or causes of action not released pursuant to Section 2(a) above, including without limitation any claims or causes of action accruing and based upon conduct occurring after the Effective Date of this Agreement, including, without limitation, any claims or causes with respect to Executive’s rights to payments or benefits under this Agreement.

(c)  Employee represents and agrees that he will keep the terms, the amount, and the fact of this Agreement completely confidential and he will not hereafter disclose such information to anyone except members of his family, his professional advisers (who have agreed to confidentiality obligations), or otherwise as he may be required to do so by law.  Employee further agrees that, with the exception of allegations, representations, or statements made in formal legal or arbitration proceedings, he will not engage in any conduct which is designed to disparage or has the effect of disparaging the Company or any of its officers, parent, subsidiary, affiliate, or related companies or their agents, employees or representatives.  Company agrees that it will not engage in any conduct which is designed to disparage or has the effect of disparaging Employee.

  (d)           In the event that the Company becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Employee shall, upon request during the twelve-month period following the End Date, provide reasonable cooperation and assistance to the Company, including without limitation, furnishing relevant information that he remembers or is in his possession, attending meetings and providing statements and testimony; provided, however, that such cooperation and assistance does not unreasonably interfere in any subsequent employment of Employee.  The Company will reimburse Employee for all reasonable and necessary costs and expenses Executive incurs in complying with this Section.

(e)  Employee represents and warrants that he has been encouraged to seek advice from anyone of his choosing, including his attorney, accountant or tax advisor prior to his signing it; that this Agreement represents written notice that he do so; that he has been given the opportunity and sufficient time to seek such advice; that he has carefully read and fully understands all of the provisions of this Agreement; and that he is voluntarily entering into this Agreement.  Employee understands that he may take up to twenty-one (21) days to consider whether or not he desires to enter into this Agreement.  Employee further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Agreement, and that his signature appearing hereinafter is genuine.

(f)           Employee represents and acknowledges that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement.

(g)           Employee hereby acknowledges, that during his employment, he agreed to certain post-termination obligations restrictive covenants which are contained in the Employment Agreement at Sections 3, 4, 5, and 6 and which are incorporated herein by reference.  Employee further acknowledges and agrees that Sections 3, 4, 5, and 6 shall remain in full force and effect after the termination of the Employment Agreement and Employee’s employment with the Company and that he will comply with his obligations as set forth in Sections 3, 4, 5, and 6.

            (h) For a period of one year from the date hereof, unless specifically invited in writing by the Company, neither you nor any of your representatives acting on your behalf or on behalf of other persons acting in concert with you will in any manner, directly or indirectly effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any “proxy” “solicitation” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, or make any communication exempted from the definition of “solicitation” by Rule 14a-1(1)(2)(iv) under the Exchange Act.

3.           Other Agreements.
(a)           Employee understands and acknowledges that he has seven (7) days after his acceptance and execution of this Agreement to revoke this Agreement.  Should Employee choose to revoke his acceptance and execution of this Agreement within that seven (7) day period, he must submit such revocation in writing to the General Counsel of the Company prior to the expiration of the seven (7) day period.  After such seven (7) day period, this Agreement will be irrevocable.

(b)           This Agreement supercedes and terminates any prior agreements, whether written or otherwise, between Employee and the Company or any predecessor of the Company.

(c)           Employee warrants that he will deliver to the Company all property belonging to the Company no later than his date of termination.  Employee acknowledges and agrees that payment from the Company under this Agreement is contingent upon the return of all Company property.

(d)           The Company and Employee agree that the failure of the Company to insist upon any one or more instances relating to the performance of any of the terms, covenants, or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition.

(e)           The Company and Employee agree that this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, and representatives.  Neither this Agreement nor any right hereunder may be assigned by Employee.

(f)           The Company and Employee agree that this Agreement sets forth the full and complete understanding of the parties with respect to the matters addressed herein and that the validity of this Agreement and any of the provision hereof shall be interpreted, construed, and determined under and according to the laws of the State of Texas.

4.           Employee Statement.
I have read and understand this entire Agreement.  I understand that I have twenty-one (21) days to consider whether or not I desire to enter into this Agreement.  I understand that I have seven (7) days to revoke this Agreement even after I provide a signed copy to the Company.  After the expiration of such seven (7) day period, this Agreement will be binding upon me and will be irrevocable.
I understand that by signing this Agreement, I am giving up rights I may have.  I understand I do not have to sign this Agreement.

___________________________
R. Blake Young

___________________________
Date:

COMVERGE, INC.

By: ________________________

Date: ______________________